SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report:          February 14, 1997



                                MATTEL, INC.
                                ------------
           (Exact name of registrant as specified in its charter)


         Delaware                  001-05647                        95-1567322
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(State or other jurisdiction      (Commission                 (I.R.S. Employer
 of incorporation)                  File No.)              Identification No.)




333 Continental Boulevard, El Segundo, California                   90245-5012
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(Address of principal executive offices)                            (Zip Code)


Registrant's telephone number, including area code              (310) 252-2000
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                                   N/A
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       (Former name or former address, if changed since last report)

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Item 5.         Other Events
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     In connection with a review of Mattel's Annual Report on Form 10-K for the year ended December 31, 1995, the staff of the Division of Corporation Finance of the Securities and Exchange Commission has made inquiries of Mattel regarding its accounting for certain matters during 1994 and 1995. In the course of that review, the staff identified two matters on which it disagrees with Mattel on the application of generally accepted accounting principles ("GAAP") to Mattel's accounting treatment under certain contracts with The Walt Disney Company ("Disney").

     The first relates to the timing of accrual of minimum royalty obligations to Disney under a contract relating to Mattel's sale of infant and preschool toys based on Disney characters (the "I&P Agreement"). The staff believes that under GAAP, Mattel should have accrued for a shortfall in those obligations during 1994 and 1995.

     The second relates to the appropriate method of amortizing payment obligations under contracts with Disney involving the placement of Mattel sponsored stores and sponsorship of attractions at Disney theme parks (the "Theme Parks Agreements"). The staff believes that under GAAP, the payments should have been amortized over the life of the Theme Park Agreements by the straight-line method rather than at a rate based upon the pattern of usage and, accordingly, that certain adjustments made by Mattel during the fourth quarters of 1994 and 1995 were inappropriate.

     In addition, Mattel made an accounting error in closing out inventory hedge contracts in 1994 and 1995. Mattel recognized the resulting gain during the period the hedge contracts were closed rather than during the period the related inventory was sold as required by GAAP. This affected the timing of income during the period 1994-96, but has no impact at the end of the period or going forward or on the amount of Mattel's income during the period.

     While Mattel believes that its accounting treatment for the first two matters discussed above was correct, it has decided to make a catch-up adjustment to results in the fourth quarter of 1996 in the amount of $21.8 million before taxes, or $15.1 million after taxes ($0.05 per share). Application of the staff's interpretation during 1994-96 would have decreased Mattel's reported pre-tax income in 1994 and 1995 and increased its reported pre-tax income in 1996 as follows:

          (i) for 1994, a reduction in pre-tax income of $19.5 million (5.2% of pre-tax income), from $393.6 million to $374.2 million, of which $11.8 million is attributable to the I&P Agreement, $4.9 million is attributable to the Theme Parks Agreements and $2.8 million is attributable to hedge accounting, and of which $10.8 million (20.5% of pre-tax income) is applicable to the fourth quarter;

          (ii) for 1995, a reduction in pre-tax income of $8.2 million (1.6% of pre-tax income), of which $2.0 million is attributable to the I&P Agreement, $3.3 million is attributable to the Theme Parks Agreements and $2.9 million is attributable to hedge accounting, and of which $4.0 million (2.5% of pre-tax income) is applicable to the fourth quarter; and

          (iii) for 1996, an increase in pre-tax income of $5.9 million (1.0% of pre-tax income), of which $0.7 million is attributable to the Theme Parks Agreements and $5.6 million is applicable to hedge accounting, offset by $0.4 million attributable to the I&P Agreement.

     Mattel's accounting treatment for royalty obligations under the I&P Agreement and payments under the Theme Parks Agreements was determined with the concurrence of Mattel's independent auditors, Price
     Waterhouse. Mattel's accounting treatment for the royalty shortfall under the I&P Agreement and the 1994 adjustment to its payment obligations under the Theme Parks Agreements were also reviewed by a second accounting firm, Ernst & Young, whose views with respect to the accounting treatment of such matters were reflected in an independent report prepared by the law firm of Davis Polk & Wardwell for the Audit Committee of Mattel's Board of Directors. That report to the
     Audit Committee also concluded that Mattel's accounting treatment for these matters was in accordance with GAAP. While Mattel continues to believe its original accounting treatment was appropriate, Mattel has taken the fourth quarter charge described above.

     Mattel and Tyco Toys, Inc. ("Tyco") are continuing to progress towards their previously announced merger (the "Merger"). Tyco has established a meeting date of March 18, 1997 for its stockholders to vote on the proposed Merger. Consummation of the Merger is conditioned upon, among other things, the absence of any preliminary or permanent injunction or other order issued by any court or other judicial or administrative body or competent jurisdiction which prohibits or prevents the consummation of the Merger.

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules promulgated thereunder, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the United States Federal Trade Commission (the "FTC") and specified waiting periods have expired. On November 25, 1996, Tyco and Mattel each filed a Notification and Report Form for review under the HSR Act with the FTC and the Antitrust Division. On December 23, 1996, the FTC submitted to Mattel and Tyco a request for additional information and documentary material (the "Second Request"). Mattel and Tyco are in the process of furnishing information in response to the Second Request. Under the HSR Act, the applicable waiting period during which the Merger may not be consummated will expire on the 20th day after the date on which Mattel and Tyco have "substantially complied" with the Second Request. On January 23, 1997, the FTC issued Civil Investigative Demands ("CIDs") to both Mattel and Tyco in connection with the FTC's investigation of the proposed Merger. The CIDs will not affect the applicable waiting period. The parties intend to comply with the CIDs as soon as practicable.

     Mattel and Tyco do not believe that any additional governmental filings in the United States, other that a Certificate of Merger to be filed in Delaware, are required with respect to the Merger. At any time before or after consummation of the Merger, the FTC or the Antitrust Division or certain private parties could take such action under the antitrust laws as they deem necessary or desirable, including seeking divestiture of substantial assets of Tyco or Mattel.

     Mattel and Tyco do not believe that the consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

     Based upon recent discussions between Mattel and Tyco with respect to their respective businesses and general conditions in the toy industry and the economy as a whole, Mattel currently expects that the combined net sales of Mattel and Tyco for the first full year of combined operations after the merger (assumed to be the fiscal year ending December 31, 1998) will be $5 billion. Such estimate assumes that the overall net sales of each of Mattel and Tyco will grow at an average rate of 7% per year from their combined historical base. The foregoing projection is based upon management's best estimate of future performance based upon the information available to it at this time; however, such projection is based upon numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Mattel or Tyco. Investors are strongly cautioned not to attribute undue certainty to management's projections. Mattel has no present intention to update the foregoing projection.


Item 7.         Financial Statements and Exhibits
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         (a)    Financial statements of businesses acquired:  None

         (b)    Pro forma financial information:  None

         (c)    Exhibits:

                99.0 Fifth Amendment to the 1993 Restatement of the Mattel Personal Investment Plan

                99.1 First Amendment to the Mattel Hourly Employee Personal Investment Plan

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                               SIGNATURES
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        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              MATTEL, INC.
                                              Registrant

                                              By: /s/ Leland P. Smith
                                                  -------------------------
                                                  Leland P. Smith
                                                  Assistant Secretary and
        Date: February 14, 1997                   Assistant General Counsel
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